Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Ekso Bionics 401(k) Plan and the Ekso Bionics Holdings, Inc. 2017 Employee Stock Purchase Plan of Ekso Bionics Holdings, Inc., of our report dated March 14, 2017 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), and of our report dated March 14, 2017 (except for the effect of the material weakness described in the sixth paragraph of that report, as to which the date is December 27, 2017) with respect to the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in Amendment No. 1 to the Annual Report on Form 10-K of Ekso Bionics Holdings, Inc. for the year ended December 31, 2016.

/s/ OUM & CO. LLP

San Francisco, California
January 23, 2018